Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

    AIM SERVICES Co., Ltd.

    Tokyo, Japan:

We have audited the accompanying consolidated balance sheets of AIM SERVICES Co., Ltd. and subsidiaries (the “Company”) as of March 31, 2010 and 2009, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended March 31, 2010 (all expressed in Japanese yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2010, in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”).

Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 15 to the consolidated financial statements.

Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

November 24, 2010

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2010 and 2009

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 2.b)	¥8,777,075	¥8,249,252	$94,377
Marketable securities (Notes 2.d and 3)	99,924	99,764	1,074
Receivables:
Trade notes	367	3,293	4
Trade accounts	13,493,551	13,063,367	145,092
Other	151,842	113,919	1,633
Inventories (Notes 2.c and 4)	1,544,982	1,518,118	16,613
Short-term loans	7,894	1,610,727	85
Deferred tax assets (Notes 2.o and 8)	1,941,748	1,999,429	20,879
Prepaid expenses and other	287,722	256,923	3,094
Allowance for doubtful accounts	(22,950)	(29,479)	(247)

Total current assets	26,282,155	26,885,313	282,604

PROPERTY, PLANT AND EQUIPMENT (Notes 2.f, 2.g, 2.l, 2.m, 9 and 10):
Land	747,856	867,322	8,041
Buildings and structures	1,724,014	1,578,736	18,538
Machinery and equipment	1,056,935	1,051,023	11,365
Furniture and fixtures	1,434,810	1,442,589	15,428
Lease assets	222,831	116,557	2,396

Total	5,186,446	5,056,227	55,768
Accumulated depreciation	(3,152,320)	(2,887,900)	(33,896)

Net property, plant and equipment	2,034,126	2,168,327	21,872

INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 2.d and 3)	849,366	848,991	9,133
Investment in an associated company (Note 2.e)	657,986	543,399	7,075
Golf membership (Note 2.h)	203,910	203,910	2,193
Operating rights (Note 2.i)	18,947	44,228	204
Goodwill (Notes 2.a and 15.a)	2,206,047	3,198,384	23,721
Lease deposits (Notes 2.j and 2.l)	889,805	869,800	9,568
Insurance deposits (Note 2.j)	477,364	476,171	5,133
Deferred tax assets (Notes 2.o and 8)	452,156	554,468	4,862
Other assets (Note 6)	979,986	850,835	10,537
Allowance for doubtful accounts	(84,328)	(111,784)	(907)

Total investments and other assets	6,651,239	7,478,402	71,519

TOTAL	¥34,967,520	¥36,532,042	$375,995

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2010 and 2009

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term bank loans (Note 5)	¥500,000		$5,376
Payables:
Trade notes	258,081	¥274,339	2,775
Trade accounts	7,647,065	7,296,438	82,227
Other	104,147	451,391	1,120
Income tax payable	1,133,914	1,789,240	12,193
Consumption tax payable	733,339	771,078	7,885
Accrued bonuses to employees	3,769,738	3,839,017	40,535
Accrued bonuses to directors and corporate auditors	29,150	31,550	313
Accrued expenses (Note 15.b)	6,091,412	6,192,613	65,499
Other current liabilities	718,140	691,985	7,722

Total current liabilities	20,984,986	21,337,651	225,645

LONG-TERM LIABILITIES:
Employees’ retirement benefits (Notes 2.k, 6 and 15.c)	1,266,139	1,188,412	13,614
Retirement benefits for directors and corporate auditors (Note 2.k)	86,737	81,764	933
Other long-term liabilities (Note 10, 15.d and 15.e)	344,563	234,699	3,705

Total long-term liabilities	1,697,439	1,504,875	18,252

EQUITY (Note 7 and 14)
Common stock—authorized, 7,000,000 shares; issued, 556 shares in 2010 and 2009; and class shares subject to call option (Note 7.c)—authorized, 14,000,000 shares; issued, 11,507,826 shares in 2010 and 2009	1,909,797	1,909,797	20,535
Class A shares—authorized, 7,000,000 shares; issued, no shares in 2010 and 2009
Additional paid-in capital	2,591,398	2,591,398	27,865
Retained earnings	8,379,127	9,835,706	90,098
Unrealized gain (loss) on available-for-sale securities	33,082	(13,179)	356
Treasury stock—at cost:
Common stock—2 shares in 2010 and 2009; and class shares subject to call option (Note 7.c)—11,507,826 shares in 2010 and 2009	(680,820)	(680,820)	(7,321)

Total	12,232,584	13,642,902	131,533
Minority interests	52,511	46,614	565

Total equity	12,285,095	13,689,516	132,098

TOTAL	¥34,967,520	¥36,532,042	$375,995

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2010, 2009 and 2008

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2010	2009	2008	2010
NET SALES (Note 2.r)	¥142,689,075	¥148,205,385	¥147,383,179	$1,534,291
COST OF SALES	125,208,085	130,296,828	129,298,082	1,346,323

Gross profit	17,480,990	17,908,557	18,085,097	187,968
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,929,172	12,471,676	12,987,333	117,518

Operating income	6,551,818	5,436,881	5,097,764	70,450

OTHER INCOME (EXPENSES):
Interest and dividends income	14,890	21,628	28,684	160
Interest expense	(18,716)	(14,293)	(34,654)	(201)
Loss on impairment of long-lived assets (Note 2.g)	(128,230)	(1,114)	(25,619)	(1,379)
Gain on sales of shares of subsidiaries (Note 2.a)		424,557
Impairment loss of goodwill (Note 2.a and 15.a)	(578,056)			(6,216)
Other—net	178,171	109,816	142,641	1,916

Other income—net	(531,941)	540,594	111,052	(5,720)

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	6,019,877	5,977,475	5,208,816	64,730

INCOME TAXES (Note 8):
Current	2,939,221	3,065,799	2,724,442	31,605
Deferred	137,010	(28,897)	(101,046)	1,473

Total income taxes	3,076,231	3,036,902	2,623,396	33,078

MINORITY INTERESTS IN NET INCOME	(5,897)	(5,616)	(5,029)	(63)

NET INCOME	¥2,937,749	¥2,934,957	¥2,580,391	$31,589

	Yen			U.S. Dollars (Note 1)
	2010	2009	2008	2010
PER SHARE OF COMMON STOCK—Net income (Note 2.q)	¥5,302,795.87	¥5,297,757.03	¥4,657,744.39	$57,019.31

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2010, 2009 and 2008

		Thousands of Yen
	Outstanding Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Unrealized Gain (Loss) on Available- for-Sale Securities	Treasury Stock	Total	Minority Interests	Total Equity
BALANCE, MARCH 31, 2007	11,142,645	¥1,909,797	¥2,591,398	¥6,320,852	¥205,481	¥(555,730)	¥10,471,798	¥35,970	¥10,507,768
Net income				2,580,391			2,580,391		2,580,391
Purchases of treasury stock	(6,259)					(12,318)	(12,318)		(12,318)
Reclassification to class shares subject to call option (Note 7.c)	(11,136,386)
New issuance of common stock in exchange for the acquisition of all class shares subject to call option (Note 7.c)	556
Purchases of fractional shares after the new issuance of common stock in exchange for the acquisition of all class shares subject to call option (Note 7.c)	(2)					(112,772)	(112,772)		(112,772)
Net change in the year					(171,328)		(171,328)	5,028	(166,300)

BALANCE, MARCH 31, 2008	554	1,909,797	2,591,398	8,901,243	34,153	(680,820)	12,755,771	40,998	12,796,769
Net income				2,934,957			2,934,957		2,934,957
Cash dividends, ¥6,780,000 per share				(2,000,494)			(2,000,494)		(2,000,494)
Net change in the year					(47,332)		(47,332)	5,616	(41,716)

BALANCE, MARCH 31, 2009	554	1,909,797	2,591,398	9,835,706	(13,179)	(680,820)	13,642,902	46,614	13,689,516
Net income				2,937,749			2,937,749		2,937,749
Cash dividends, ¥7,932,000 per share				(4,394,328)			(4,394,328)		(4,394,328)
Net change in the year					46,261		46,261	5,897	52,158

BALANCE, MARCH 31, 2010	554	¥1,909,797	¥2,591,398	¥8,379,127	¥33,082	¥(680,820)	¥12,232,584	¥52,511	¥12,285,095

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2010, 2009 and 2008

	Thousands of U.S. Dollars (Note 1)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Unrealized Gain (Loss) on Available- for-Sale Securities	Treasury Stock	Total	Minority Interests	Total Equity
BALANCE, MARCH 31, 2009	$20,535	$27,865	$105,759	$(142)	$(7,321)	$146,696	$501	$147,197
Net income			31,589			31,589		31,589
Cash dividends, $85,290 per share			(47,250)			(47,250)		(47,250)
Net change in the year				498		498	64	562

BALANCE, MARCH 31, 2010	$20,535	$27,865	$90,098	$356	$(7,321)	$131,533	$565	$132,098

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2010, 2009 and 2008

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2010	2009	2008	2010
OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥6,019,877	¥5,977,475	¥5,208,816	$64,730

Adjustments for:
Income taxes—paid	(3,613,658)	(2,870,323)	(2,634,894)	(38,856)
Depreciation and amortization	588,864	500,186	501,646	6,332
Amortization of goodwill	414,281	414,281	444,464	4,455
Reversal of allowance for doubtful receivables	(33,984)	(16,127)	(10,366)	(365)
(Reversal of) provision for accrued bonuses to employees	(69,279)	112,724	480,701	(745)
Reversal of accrued bonuses to directors and corporate auditors	(2,400)	(26,806)	(2,840)	(26)
Provision for (reversal of) accrued employees’ retirement benefits	77,726	(53,226)	(91,312)	836
Provision for (reversal of) accrued retirement benefits for directors and corporate auditors	4,973	(117,812)	(35,397)	53
Equity in earnings of an associated company	(114,587)	(85,527)	(79,688)	(1,232)
Gain on sales of property, plant and equipment	(721)	(99)	(1,870)	(8)
Loss on disposal and sales of property, plant and equipment	16,636	27,074	20,138	179
Gain on sales of shares of subsidiaries		(424,557)
Loss on impairment of long-lived assets	128,230	1,114	25,619	1,379
Impairment loss of goodwill	578,056			6,216
Asset retirement cost	41,204			443
Gain on sales of investment securities		(130)	0
Loss on sales of investment securities	4,643			50
Write-off of investment securities		57,634	3,548
Increase in receivables—trade accounts (see additional information)	(399,311)	(166,124)	(600,101)	(4,294)
Increase in inventories	(26,863)	(49,640)	(4,269)	(289)
Decrease (increase) in interest receivable	503	(166)	1,431	5
Increase (decrease) in trade payables	334,369	(312,074)	(156,842)	3,595
Increase (decrease) in interest payable		9	(224)
Other—net	(728,723)	774,882	318,353	(7,836)

Total adjustments	(2,800,041)	(2,234,707)	(1,821,903)	(30,108)

Net cash provided by operating activities—(Forward)	¥3,219,836	¥3,742,768	¥3,386,913	$34,622

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2010, 2009 and 2008

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2010	2009	2008	2010
Net cash provided by operating activities—(Forward)	¥3,219,836	¥3,742,768	¥3,386,913	$34,622

INVESTING ACTIVITIES:
Purchases of marketable securities	(99,924)	(99,764)	(99,660)	(1,074)
Redemption of marketable securities	100,000	99,660	99,630	1,075
Purchases of property, plant and equipment	(224,493)	(441,654)	(290,659)	(2,414)
Proceeds from sales of property, plant and equipment	1,768	3,827	3,965	19
Purchases of intangible assets	(132,481)	(288,629)	(200,255)	(1,424)
Proceeds from sales of intangible assets		12
Purchases of investment securities	(20,986)	(21,505)	(21,333)	(226)
Proceeds from sales of investment securities	85,221	576	0	916
Proceeds from sales of shares of subsidiaries		284,467
Disbursements for originating loans	(5,315)	(1,613,310)	(15,770)	(57)
Proceeds from collections of loans	1,614,744	13,817	13,407	17,363
Other	(85,801)	(37,934)	12,616	(923)

Net cash provided by (used in) investing activities	1,232,733	(2,100,437)	(498,059)	13,255

FINANCING ACTIVITIES:
Increase in short-term bank loans	5,510,000			59,247
Decrease in short-term bank loans	(5,010,000)			(53,871)
Repayments of long-term debt			(2,730,672)
Repayments of capital lease obligation	(30,418)	(15,226)		(327)
Purchases of treasury stock			(125,090)
Dividends paid	(4,394,328)	(2,000,494)		(47,251)

Net cash used in financing activities	(3,924,746)	(2,015,720)	(2,855,762)	(42,202)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	527,823	(373,389)	33,092	5,675
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,249,252	8,622,641	8,589,549	88,702

CASH AND CASH EQUIVALENTS, END OF YEAR	¥8,777,075	¥8,249,252	¥8,622,641	$94,377

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2010, 2009 and 2008

ADDITIONAL INFORMATION

Interest payments for the years ended March 31, 2010, 2009 and 2008 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2010	2009	2008	2010
Interest payments	¥18,716	¥14,284	¥34,878	$201

Non-cash investing and financing activities were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2010	2009	2008	2010
Sales of shares of subsidiaries:
Current assets		¥1,052,256
Fixed assets		112,406
Current liabilities		(932,128)
Long-term liabilities		(19,191)
Gain on sales of shares of subsidiaries		424,557

Gross proceeds from sales of shares of subsidiaries		637,900
Cash and cash equivalents of the sold subsidiaries		(353,433)

Net proceeds from sales of shares of subsidiaries		¥284,467

Acquisition of lease assets and obligations under finance leases	¥112,897	¥116,557		$1,214

On November 28, 2008, the Company sold all shares of the common stock of its subsidiary, Any Co., Ltd. (“Any”) to a third party (see Note 2.a for further information). The cash flows of Any were excluded from the consolidated statements of cash flows after the sale date while cash flows from assets and liabilities of Any including receivables – trade accounts from April 1, 2008 to November 28, 2008 were included in preparing the consolidated statement of cash flows for the year ended March 31, 2009. As a result, the balance of receivables – trade accounts was decreased from April 1, 2008 to March 31, 2009 by the amount of ¥414,712 thousand on the consolidated balance sheet, in contrast to the increase of receivables – trade accounts of ¥166,124 thousand on the consolidated statements of cash flow.

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended March 31, 2010, 2009 and 2008

1.	BASIS OF PRESENTING CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Companies Act of Japan (the “Companies Act”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 15 to the consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements, including additions of the consolidated statements of cash flows and footnote disclosures, have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan.

The consolidated financial statements are stated in Japanese yen, the currency of the country in which AIM SERVICES Co., Ltd. (the “Company”) is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included solely for the convenience of readers outside Japan and has been made at the rate of ¥93 to $1, the approximate rate of exchange at March 31, 2010. Such translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The consolidated financial statements as of March 31, 2010 include the accounts of the Company and all 12 (13 in 2009 and 15 in 2008) subsidiaries (together, the “Group”).

An investment in an associated company (a company over which the Company has the ability to exercise significant influence) is accounted for by the equity method. Refer to Note 2.e.

The excess of the cost of an acquisition over the fair value of the net assets of the acquired subsidiaries at the date of acquisition is represented as “Goodwill” on the consolidated balance sheets and is being amortized on a straight-line basis over a period from 8 to 13 years.

For the fiscal year ended March 31, 2010, due to the decrease in revenue of the office coffee and tea services segment, the Company recognized the impairment of goodwill balance to the recoverable value. The impairment amounted to ¥578,056 thousand ($6,216 thousand).

Intercompany balances and transactions have been eliminated in consolidation. Unrealized profit included in assets resulting from transactions within the Group is eliminated.

On November 28, 2008, the Company sold all shares of the common stock of its subsidiary, Any, to MOSHI MOSHI HOTLINE, INC., an equity method investee of one of the Company’s major shareholders. Any had been a wholly owned subsidiary of the Company engaged in the temporary employment businesses. The Company sold all shares of Any to redeploy the Company’s capital to its core food servicing businesses due to the lack of the positive synergy between Any and the Company’s businesses. The gross proceeds from the sale were ¥637,900 thousand, and the gain from the sale was ¥424,557 thousand.

b.	Cash and Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition.

c.	Inventories—Inventories are mainly stated at the latest purchase price which approximates the first-in, first-out cost method. Prior to April 1, 2008, inventories were stated at cost, determined by at the latest purchase price. In July 2006, the Accounting Standards Board of Japan (the “ASBJ”) issued ASBJ Statement No. 9, “Accounting Standard for Measurement of Inventories.” The standard requires that inventories held for sale in the ordinary course of business be measured at the lower of cost or net selling value, which is defined as the selling price less additional estimated manufacturing costs and estimated direct selling expenses. The replacement cost may be used in place of the net selling value, if appropriate.

The standard was effective for fiscal years beginning on or after April 1, 2008. The adoption of ASBJ Statement No. 9 did not have an impact on its consolidated financial position and results of operations.

d.	Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost and (2) available-for-sale securities, which are not classified as the aforementioned securities, are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average cost method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realizable value by a charge to income.

Declines in fair value of held-to-maturity and available-for-sale securities are analyzed to determine if the decline is temporary or “other than temporary.” When other than temporary declines occur, the investment is reduced to its fair value and the amount of the reduction is reported as a loss. Any increases in other than temporary declines in fair value will not be realized until the securities are sold.

e.	Investment in Associated Company—The Company uses the equity method of accounting for its investment in and earnings or losses of an associated company that the Company does not control but over which the Company does exert significant influence. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investee of between 20% and 50%. The Company determines whether a decline in fair value is other than temporary by considering various factors, such as historical financial data, product development activities and the overall health of the affiliate’s industry. If the Company considers any such decline to be other than temporary, then a write-down is recorded to the estimated fair value.

f.	Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment of the Group is computed substantially by the declining-balance method at rates based on the estimated useful lives of the assets, while the straight-line method is applied to the buildings which were acquired after April 1, 1998. The range of useful lives is principally from 6 to 50 years for buildings and structures, from 4 to 7 years for machinery and equipment, from 5 to 20 years for furniture and fixtures, and 5 years for lease assets.

Amendments to the Corporate Tax Law in Japan have resulted in changes to the depreciation methods used for property, plant and equipment since April 1, 2007. Prior to these amendments, the Group’s depreciation methods were based on a depreciation limit of 95% and a residual value of 5% of the acquisition price of an asset. This depreciation limit and residual value were removed and the full acquisition price can now be depreciated to the nominal value of ¥1 at the end of the asset’s useful life, either on a straight-line basis or on a declining-balance basis. The depreciation rates for both methods, set forth by the Corporate Tax Law, were also amended. Assets acquired on or after April 1, 2007 are depreciated according to the new depreciation methods while existing assets acquired on or before March 31, 2007 are depreciated based on the traditional methods with the depreciation limit written off equally over 5 years.

g.	Impairment of Long-Lived Assets—The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

For the fiscal year ended March 31, 2010, the Company wrote down the book value of its corporate dormitory to its recoverable value. Such write-down amount, ¥123,426 thousand ($1,327 thousand), was recorded as an impairment loss for the year.

h.	Golf Membership—Golf membership is stated at cost. For other than temporary declines in fair value, golf membership is reduced to net realizable value by a charge to income.

i.	Operating Rights—Operating rights are mainly the right to operate the kiosk in factories which were acquired on December 2005 as part of a business transfer. Operating rights are carried at cost less accumulated amortization, which is calculated by the straight-line method over 5 years.

j.	Deposits—Deposits are mainly comprised of lease deposits for the Group’s office spaces and are refundable at the termination of each lease contract.

Insurance deposits consist of life insurance and non-life insurance policies for directors, for which the Company is the named beneficiary. Most of the insurance deposits are refundable.

k.	Retirement and Pension Plans—The Company and certain subsidiaries have non-contributory funded pension plans covering substantially all of their regular employees. The Group accounted for the liability for retirement benefits based on projected benefit obligations and plan assets at the balance sheet date.

In July 2008, the ASBJ issued an Accounting Standard—ASBJ Statement No. 19, “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3).” The amended standard requires the companies to calculate retirement benefits based on the discount rate at the year-end date determined by government bonds, government agency securities and high quality corporate bonds. This standard is effective for fiscal years beginning on or after April 1, 2009. The adoption of ASBJ Statement No. 19 did not have a significant impact on its consolidated financial position and results of operations.

Retirement benefits to directors and corporate auditors are provided at the amount which would be required if all directors and corporate auditors retired at the balance sheet date.

l.	Leases—In March 2007, the ASBJ issued an Accounting Standard—ASBJ Statement No. 13, “Accounting Standard for Lease Transaction and its Implementation Guidance” and ASBJ Guidance No. 16, “Guidance on Accounting Standard for Lease Transactions.” The new standard and related implementation guidance eliminated a transitional rule where companies were allowed to account for finance leases that do not transfer ownership at the end of the lease term as operating leases and require the companies to recognize them as finance leases on their balance sheet.

In accordance with new accounting standard for lease, the Company capitalized all finance leases on its consolidated balance sheets and depreciated the leased assets by the straight-line method over leased term. However, finance leases that do not transfer ownership and whose commencement day falls prior to April 1, 2008 continue to be accounted for as an operating lease with required disclosure in the notes in accordance with an exceptional rule in the new accounting standard.

The revised accounting standard for lease transactions is effective for fiscal years beginning on or after April 1, 2008. The effect of this change was to increase operating income by ¥1,422 thousand and income before income taxes and minority interests by ¥143 thousand for the fiscal year ended March 31, 2009.

m.	Asset Retirement Obligations—In March 2008, ASBJ issued Accounting Standard—ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement Obligations.” The new standard and related implementation guidance require companies to recognize asset retirement obligations as liabilities and the corresponding asset retirement costs as tangible fixed assets.

The accounting standard for asset retirement obligations is effective for fiscal years beginning on or after April 1, 2010, however, early adoption is permitted. The Company early adopted the accounting standard for the fiscal year ended March 31, 2010 and the effect of this change was to decrease operating income by ¥50,610 thousand ($544 thousand).

n.	Financial Instruments—In March 2008, the ASBJ revised Accounting Standard—ASBJ Statement No. 10, “Accounting Standard for Financial Instruments” and ASBJ Guidance No. 19, “Guidance on Disclosures about Fair Value of Financial Instruments.” This revised standard and related implementation guidance expand the disclosure requirements relating to the fair value measurements of financial instruments. This standard and implementation guidance are effective for the fiscal years ending on or after March 31, 2010. The adoption of ASBJ Statement No. 10 and related guidance did not have an impact on its consolidated financial position and results of operations.

o.	Income Taxes—The Group adopted the accounting standard for interperiod allocation of income taxes based on the asset and liability method. Deferred income taxes are recorded to reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are measured by applying currently enacted tax laws to the temporary differences. The Group determined the recoverability of deferred tax assets based on all future information currently available.

p.	Appropriations of Retained Earnings—Appropriations of retained earnings at each year end are reflected in the consolidated financial statements for the year following shareholders’ approval.

q.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Prior year per share information has been adjusted to reflect the Company’s acquisition of issued shares. On November 1, 2007, the Company acquired all of its issued class shares subject to call option (see Note 7.c) in exchange for new shares of common stock (at a ratio of 1 to 0.00005) following the resolution at the extraordinary shareholders meeting held on September 25, 2007, resulting in an increase of treasury stock.

r.	Revenue Recognition—Most of the operating businesses of the Group have contractual relationships with customers. In these businesses, revenue is recognized in the period in which the services are provided pursuant to the terms of the contracts. Revenue from dining, delivery food and beverage services is recognized upon delivery of food and beverage products.

3.	MARKETABLE AND INVESTMENT SECURITIES

Marketable and investment securities at March 31, 2010 and 2009 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Current—Debt securities	¥99,924	¥99,764	$1,074

Total	¥99,924	¥99,764	$1,074

Non-current:
Marketable equity securities	¥448,379	¥448,004	$4,821
Non-marketable equity securities	400,987	400,987	4,312

Total	¥849,366	¥848,991	$9,133

Information regarding marketable equity securities classified as available-for-sale and held-to-maturity debt securities at March 31, 2010 and 2009 was as follows:

	Thousands of Yen
March 31, 2010	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale marketable equity securities	¥290,007	¥177,653	¥19,281	¥448,379
Held-to-maturity debt securities	99,924			99,924

Total	¥389,931	¥177,653	¥19,281	¥548,303

March 31, 2009
Available-for-sale marketable equity securities	¥346,657	¥112,295	¥10,948	¥448,004
Held-to-maturity debt securities	99,764			99,764

Total	¥446,421	¥112,295	¥10,948	¥547,768

	Thousands of U.S. Dollars
March 31, 2010	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale marketable equity securities	$3,118	$1,910	$207	$4,821
Held-to-maturity debt securities	1,074			1,074

Total	$4,192	$1,910	$207	$5,895

Carrying amounts of available-for-sale securities whose fair value is not readily determinable as of March 31, 2010 and 2009 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Available-for-sale—Non-marketable equity securities	¥400,987	¥400,987	$4,312

The carrying amounts of debt securities by contractual maturities for securities classified as held-to-maturity at March 31, 2010 were as follows:

	Thousands of Yen	Thousands of U.S. Dollars
Due within one year	¥99,924	$1,074

4.	INVENTORIES

Inventories at March 31, 2010 and 2009 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Merchandise	¥422,835	¥426,083	$4,547
Raw materials	875,215	857,241	9,411
Supplies	246,932	234,794	2,655

Total	¥1,544,982	¥1,518,118	$16,613

5.	SHORT-TERM BANK LOANS

Short-term bank loans at March 31, 2010 consisted of notes to banks. The annual interest rates applicable to the short-term bank loans ranged from 0.58% to 0.62% at March 31, 2010.

As is customary in Japan, the Company maintains substantial deposit balances with banks with which it has borrowings. Such deposit balances are not legally or contractually restricted as to withdrawal.

General agreements with respective banks provide, as is customary in Japan, that additional collateral must be provided under certain circumstances if requested by such banks and that certain banks have the right to offset cash deposited with them against any long-term or short-term debt or obligation that becomes due and, in case of default and certain other specified events, against all other debt payables to the banks. The Company has never been requested to provide any additional collateral.

6.	LIABILITY FOR EMPLOYEES’ RETIREMENT BENEFITS

The Company and certain subsidiaries have non-contributory funded pension plans for employees.

Under most circumstances, employees terminating their employment are entitled to retirement benefits determined based on the rate of pay at the time of termination, years of service and certain other factors. Such retirement benefits are made in the form of a lump-sum severance payment from the Company or from certain subsidiaries and annuity payments from a trustee. Employees are entitled to larger payments if the termination is involuntary, by retirement at the mandatory retirement age, or by death.

The Company amended its pension plan from aTax-Qualified Annuity Plan to a defined benefit pension plan as of July 1, 2009. The Company recognized the prior service cost of ¥289,985 thousand ($3,118 thousand) as a onetime amortization cost.

The liability for employees’ retirement benefits at March 31, 2010 and 2009 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Projected benefit obligation	¥7,559,212	¥7,484,307	$81,282
Fair value of plan assets	(5,912,500)	(4,838,456)	(63,576)
Unrecognized actuarial loss	(715,274)	(1,607,087)	(7,691)

Net amount on the consolidated balance sheets	931,438	1,038,764	10,015
Prepaid pension costs	(334,701)	(149,648)	(3,599)

Employees’ retirement benefits	¥1,266,139	¥1,188,412	$13,614

The components of net periodic benefit costs are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Service cost	¥544,033	¥547,820	¥524,094	$5,850
Interest cost	146,390	139,831	131,585	1,574
Expected return on plan assets	(96,652)	(117,510)	(134,620)	(1,039)
Amortization of prior service credit	(289,985)			(3,118)
Recognized actuarial loss (gain)	191,545	54,580	(38,797)	2,059

Net periodic benefit costs	¥495,331	¥624,721	¥482,262	$5,326

Assumptions used for the years ended March 31, 2010, 2009 and 2008 are set forth as follows:

	2010	2009	2008
Discount rate	2.0%	2.0%	2.0%
Expected rate of return on plan assets	2.0%	2.0%	From 2.0% to 2.5%
Amortization period of prior service cost relating to the plan amendment	One time amortization when incurred
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

7.	EQUITY

The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. If companies that meet certain criteria such as: (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets all the above criteria.

The Companies Act permits companies to distribute dividends in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements.

Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3,000 thousand.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Companies Act, stock acquisition rights, which were previously presented as a liability, are now presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

Pursuant to a resolution at the extraordinary shareholders meeting held on September 25, 2007, the Company exchanged all outstanding common shares on a 1-for-1 basis for new class shares each of which included a call option which allowed the Company, at its option, to exchange all of the new class shares for new common shares at an exchange ratio of 20,000 class shares to 1 new common share. On November 1, 2007, the Company exercised its call options and exchanged all of its issued class shares for new shares of common stock.

8.	INCOME TAXES

The tax effects of temporary differences which resulted in deferred tax assets at March 31, 2010 and 2009 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Current:
Deferred tax assets:
Accrued bonuses to employees	¥1,536,894	¥1,538,982	$16,526
Accrued enterprise taxes	135,439	154,154	1,456
Social insurance contributions by employer	229,059	211,804	2,463
Accrued business office taxes	17,734	15,229	191
Other	28,568	82,916	307

Total	1,947,694	2,003,085	20,943

Deferred tax liabilities—other	5,946	3,656	64

Total	5,946	3,656	64

Net deferred tax assets	¥1,941,748	¥1,999,429	$20,879

Non-current:
Deferred tax assets:
Employees’ retirement benefits	¥404,416	¥427,457	$4,349
Loss on devaluation of investment securities	31,449	92,149	338
Loss on devaluation of golf membership	10,196	7,099	110
Retirement benefits for directors and corporate auditors	35,008	35,645	376
Loss on impairment of long-lived assets	66,532	66,507	715
Allowance for doubtful accounts	23,496	25,996	253
Asset retirement obligations	20,250		218
Other	27,471	58,604	295
Less valuation allowance	(101,794)	(118,336)	(1,095)

Total	517,024	595,121	5,559

Deferred tax liabilities—net unrealized gain on available-for-sale securities	64,868	40,653	697

Total	64,868	40,653	697

Net deferred tax assets	¥452,156	¥554,468	$4,862

A reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statements of income for the years ended March 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Normal effective statutory tax rate	40%	40%	40%
Expenses not deductible for income tax purposes	1	1	1
Non-taxable dividend income			(2)
Per capita levy of local taxes	5	5	6
Amortization of goodwill	3	3	3
Impairment loss of goodwill	4
Taxes for prior years			1
Other—net	(2)	2	1

Actual effective tax rate	51%	51%	50%

9.	LEASES

The Group leases certain machinery, dining support service related equipment, office space and other assets.

Rent expenses for operating leases for the years ended March 31, 2010, 2009 and 2008 amounted to ¥1,373,181 thousand ($14,765 thousand), ¥1,458,285 thousand and ¥1,864,565 thousand, respectively.

Lease payments under finance leases for the years ended March 31, 2010, 2009 and 2008 were ¥365,284 thousand ($3,928 thousand), ¥396,785 thousand and ¥417,504 thousand, respectively.

Obligations under finance leases and future minimum payments under noncancelable operating leases were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010		2010
	Finance Leases	Operating Leases	Finance Leases	Operating Leases
Due within one year	¥48,022	¥138,626	$516	$1,490
Due after one year	142,053	230,251	1,528	2,476

Total	¥190,075	¥368,877	$2,044	$3,966

As discussed in Note 2.l, the Company accounts for leases which existed at the transition date and do not transfer ownership of the leased property to the lessee as operating lease transactions.

Pro forma information of such leased property existing at the transition date, such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense of finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the years ended March 31, 2010 and 2009 was as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2010				2010
	Machinery and Equipment	Furniture and Fixtures	Software	Total	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥36,496	¥1,332,144	¥130,857	¥1,499,497	$392	$14,324	$1,407	$16,124
Accumulated depreciation	23,831	957,688	117,357	1,098,876	256	10,298	1,262	11,816

Net leased property	¥12,665	¥374,456	¥13,500	¥400,621	$136	$4,026	$145	$4,308

	Thousands of Yen
	2009
	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥26,859	¥1,429,919	¥210,554	¥1,667,332
Accumulated depreciation	11,753	807,162	160,205	979,120

Net leased property	¥15,106	¥622,757	¥50,349	¥688,212

Obligations under finance leases:

	Thousands of Yen	Thousands of U.S. Dollars
	2010	2010
Due within one year	¥244,727	$2,631
Due after one year	170,420	1,833

Total	¥415,147	$4,464

Depreciation expense and interest expense under finance leases:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Depreciation expense	¥347,015	¥378,306	¥398,095	$3,731
Interest expense	13,675	19,296	22,484	147

Total	¥360,690	¥397,602	¥420,579	$3,878

Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method and the interest method, respectively.

10.	ASSET RETIREMENT OBLIGATIONS

The Company and its consolidated subsidiaries recognize asset retirement obligations for its headquarters and some regional offices on the basis of lease agreements. To estimate asset retirement obligations, the Company uses the estimated useful lives for periods ranging from 5 to 41 years and discount rates ranging from 0.406% to 1.919%.

For the year ended March 31, 2010, the Company recognized asset retirement cost of ¥79,191 thousand ($852 thousand) and as of the year then ended, the balance was ¥87,091 thousand ($936 thousand) including aforementioned amount of ¥79,191 thousand ($852 thousand) and ¥7,899 thousand ($85 thousand) which represents the accretion due to the passage of time.

11.	FINANCIAL INSTRUMENTS

(1)	Financial Instruments

The Company obtains operating funds through loans from financial institutions such as banks and excess funds are invested only in short-term deposit with banks. Interest rates for the loans are determined based on discussion with the financial institutions considering the current short-term money market.

Credit risks for notes receivable and accounts receivable are managed based on internal risk management policy. The Company’s investment securities mainly consist of equity securities. For listed shares, the Company reviews their fair value on a quarterly basis.

(2)	Fair Value of Financial Instruments

The carrying amount of financial instruments recorded in its consolidated balance sheet and their estimated fair value as of March 31, 2010 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010		2010
	Carrying Amount (*)	Fair Value (*)	Carrying Amount (*)	Fair Value (*)
Cash and cash equivalents	¥8,777,075	¥8,777,075	$94,377	$94,377
Notes receivable and accounts receivable	13,493,918	13,493,918	145,096	145,096
Marketable securities—Held-to-maturity debt securities	99,924	99,924	1,074	1,074
Investment securities—Other securities	448,379	448,379	4,821	4,821
Notes payable and accounts payable	(7,905,146)	(7,905,146)	(85,002)	(85,002)
Short-term bank loans	(500,000)	(500,000)	(5,376)	(5,376)

(*)	( ) indicates liability account.

In accordance with the requirement of ASBJ Statement No. 10, “Accounting Standard for Financial Instruments,” the Company has provided the above fair value estimates and the following information about valuation methodologies.

Cash and cash equivalents

Due to nature of cash and cash equivalents, the fair value approximates the carrying value.

Notes receivable and accounts receivable

As these are settled in a short-term period, the fair value approximates the carrying value.

Marketable securities

The held-to-maturity debt securities are valued based on the carrying value.

Investment securities

Equity securities are valued using quoted market prices.

Notes payable and accounts payable

As these are settled in a short-term period, the fair value approximates the carrying value.

Short-term bank loans

As these are settled in a short-term period, the fair value approximates their carrying value.

Because unlisted shares do not have market price and future cash flows are not estimable, it was determined that obtaining fair value information was not practicable. Thus, unlisted shares, whose carrying amount as of March 31, 2010 was ¥1,058,973 thousand ($11,387 thousand), are not included in “Investment securities—other securities” in the list above.

12.	SEGMENT INFORMATION

Information about industry segments of the Group for the years ended March 31, 2010, 2009 and 2008 is set forth below. In November 2008, the Company disposed of its Temporary Staffing Services.

Industry Segments

a.	Sales and Operating Income

	Thousands of Yen
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥134,003,532	¥7,027,224	¥1,449,681	¥208,638	¥142,689,075		¥142,689,075
Intersegment sales	633,736	847,253	426,754	255,429	2,163,172	¥(2,163,172)

Total sales	134,637,268	7,874,477	1,876,435	464,067	144,852,247	(2,163,172)	142,689,075
Operating expenses	126,328,216	7,789,752	1,688,129	515,161	136,321,258	(184,001)	136,137,257

Operating income (loss)	¥8,309,052	¥84,725	¥188,306	¥(51,094)	¥8,530,989	¥(1,979,171)	¥6,551,818

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥29,165,658	¥3,091,287	¥1,362,482	¥55,743	¥33,675,170	¥1,292,350	¥34,967,520
Depreciation and other	307,979	80,902	64,151	183	453,215	135,649	588,864
Impairment loss	4,804				4,804	123,426	128,230
Capital expenditures	280,869	126,578	9,586	260	417,293	136,576	553,869

a.	Sales and Operating Income

	Thousands of U.S. Dollars
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	$1,440,898	$75,562	$15,588	$2,243	$1,534,291		$1,534,291
Intersegment sales	6,814	9,110	4,589	2,747	23,260	$(23,260)

Total sales	1,447,712	84,672	20,177	4,990	1,557,551	(23,260)	1,534,291
Operating expenses	1,358,368	83,761	18,152	5,539	1,465,820	(1,979)	1,463,841

Operating income (loss)	$89,344	$911	$2,025	$(549)	$91,731	$(21,281)	$70,450

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of U.S. Dollars
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	$313,609	$33,240	$14,650	$600	$362,099	$13,896	$375,995
Depreciation and other	3,311	870	690	2	4,873	1,459	6,332
Impairment loss	52				52	1,327	1,379
Capital expenditures	3,020	1,361	103	3	4,487	1,469	5,956

a.	Sales and Operating Income

	Thousands of Yen
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥133,182,813	¥7,968,101	¥5,354,844	¥1,444,549	¥255,078	¥148,205,385		¥148,205,385
Intersegment sales		228,321	118,508	416,962	251,047	1,014,838	¥(1,014,838)

Total sales	133,182,813	8,196,422	5,473,352	1,861,511	506,125	149,220,223	(1,014,838)	148,205,385
Operating expenses	126,468,024	7,895,154	5,355,943	1,690,224	522,311	141,931,656	836,848	142,768,504

Operating income (loss)	¥6,714,789	¥301,268	¥117,409	¥171,287	¥(16,186)	¥7,288,567	¥(1,851,686)	¥5,436,881

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥30,824,442	¥4,014,612		¥1,510,057	¥72,932	¥36,422,043	¥109,999	¥36,532,042
Depreciation and other	239,946	65,491	¥9,516	79,212	250	394,415	105,771	500,186
Impairment loss	1,114					1,114		1,114
Capital expenditures	410,310	24,395		167,250		601,955	175,803	777,758

a.	Sales and Operating Income

	Thousands of Yen
	2008
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥129,008,204	¥9,708,955	¥6,603,226	¥1,424,414	¥638,380	¥147,383,179		¥147,383,179
Intersegment sales		234,384	145,004	549,329	246,554	1,175,271	¥(1,175,271)

Total sales	129,008,204	9,943,339	6,748,230	1,973,743	884,934	148,558,450	(1,175,271)	147,383,179
Operating expenses	122,991,089	9,609,088	6,506,917	1,803,103	896,715	141,806,912	478,503	142,285,415

Operating income (loss)	¥6,017,115	¥334,251	¥241,313	¥170,640	¥(11,781)	¥6,751,538	¥(1,653,774)	¥5,097,764

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2008
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥31,512,416	¥4,132,322	¥1,469,697	¥1,410,569	¥98,902	¥38,623,906	¥(2,697,292)	¥35,926,614
Depreciation and other	214,156	33,241	10,075	64,683	331	322,486	153,926	476,412
Impairment loss	25,619					25,619		25,619
Capital expenditures	262,278	114,694	1,476	47,512	115	426,075	91,590	517,665

The Company has no branch offices or subsidiaries in foreign countries, therefore geographic segment information has not been disclosed. Also, sales to foreign customers have not been presented because neither the Company nor its subsidiaries recorded foreign sales for the years ended March 31, 2010, 2009 and 2008.

13.	RELATED PARTY TRANSACTIONS

Transactions of the Company with subsidiaries and associated companies for the years ended March 31, 2010, 2009 and 2008 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Tax accountant fee to a corporate auditor (1)	¥1,428		¥1,800	$15
Purchase transactions with a subsidiary of a shareholder during the year (2)	9,622,190	¥10,257,589		103,464

The balances due to or from these subsidiaries and associated companies at March 31, 2010, 2009 and 2008 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Short-term loans made to a subsidiary of a major shareholder during the year (3)	¥727,123	¥676,712	¥1,297,677	$7,819
Account payable to a subsidiary of a shareholder(2)	1,684,175	1,666,893		18,109

Notes:	(1) There was no material transaction with the corporate auditor for the year ended March 31, 2009.

(2) In October 2006, the ASBJ issued Accounting Standard—ASBJ Statement No. 11, “Accounting Standard for Related Party Disclosures,” and ASBJ Guidance No. 13, “Guidance on Accounting Standard for Related Party Disclosures.” The new standard and related implementation guidance address the definition of related parties and transactions subject to disclosure. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2008 although earlier application is permitted. According to the standard and implementation guidance, the Company has disclosed that the purchase of certain materials from a major subsidiary of a shareholder since the fiscal year ended March 31, 2009.

(3) Short-term loans generally have less than one month term. The amounts in the table represent the average balances of the short-term loans during the year.

The year-end balance of short-term loans made to a subsidiary of a major shareholder as of March 31, 2009 amounted to ¥1,600,000 thousand. There were no short-term loans made to a subsidiary of a major shareholder as of March 31, 2010 and 2008.

14.	SUBSEQUENT EVENTS

On June 28, 2010, the shareholders of the Company approved payments of cash dividends to the shareholders of record on March 31, 2010 of ¥1,499 thousand ($16 thousand) per share or a total of ¥830,446 thousand ($8,930 thousand) at the Company’s ordinary general meeting of shareholders.

On October 14, 2010, the board of directors of the Company made a decision to transfer certain offices, including its head office, from buildings under operating leases in March 2011, which will affect the expected remaining useful lives of the leasehold improvements to be changed from 17 years to 1 year. Also, the remaining depreciation period of the related assets retirement cost would be changed from 17 years to 1 year. The carrying amount of the leasehold improvements was ¥103,174 thousand ($1,109 thousand) as of March 31, 2010. The related asset retirement obligation is estimated to be ¥110,961 thousand ($1,193 thousand), of which ¥22,259 thousand ($239 thousand) was recorded as of March 31, 2010.

15.	RECONCILIATION TO U.S. GAAP

The consolidated financial statements of the Group are prepared in accordance with Japanese GAAP, which varies in certain significant respects from U.S. GAAP. The following are reconciliations of equity and net income of the Company applying U.S. GAAP instead of Japanese GAAP.

Note that in June 2009, the Financial Accounting Standards Board (the “FASB”) issued the Accounting Standards Codification (the “ASC”). The ASC has become the source of authoritative U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. This Codification was effective for fiscal years and interim periods ending after September 15, 2009. The Company adopted the Codification for the year ended March 31, 2010. This adoption did not have a significant impact on the Company’s financial position and results of operations. However, throughout the notes to the consolidated financial statements, references that were previously made to various former authoritative U.S. GAAP pronouncements have been removed.

The Group’s equity as of March 31, 2010 and 2009 is reconciled as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Equity in accordance with Japanese GAAP	¥12,285,095	¥13,689,516	$132,098

Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	7,472,446	6,878,685	80,348
b. Accrued vacation	(2,252,942)	(2,037,978)	(24,225)
c. Employees’ retirement benefits	(1,440,757)	(2,249,241)	(15,492)
d. Asset retirement obligation		(30,604)
e. Capital leases	(21,222)	(32,257)	(228)
g. Tax effect of adjustments	(663,573)	(566,828)	(7,135)

Total	3,093,952	1,961,777	33,268

Shareholders’ equity in accordance with U.S. GAAP	¥15,379,047	¥15,651,293	$165,366

The Group’s net income for the years ended March 31, 2010, 2009 and 2008 is reconciled as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Net income in accordance with Japanese GAAP	¥2,937,749	¥2,934,957	¥2,580,391	$31,589

Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	593,761	33,714	5,059	6,384
b. Accrued vacation	(214,965)	(339,564)	(28,517)	(2,312)
c. Employees’ retirement benefits	(274,942)	(7,639)	(106,444)	(2,956)
d. Asset retirement obligation	30,604	(4,502)	40,484	329
e. Capital leases	11,035	485	(1,418)	119
f. Change in fiscal year end			(94,227)
g. Tax effect of adjustments	340,394	295,907	217,542	3,660

Total	485,887	(21,599)	32,479	5,224

Net income in accordance with U.S. GAAP	¥3,423,636	¥2,913,358	¥2,612,870	$36,813

ASC 220, “Comprehensive Income,” establishes rules for the reporting of comprehensive income and its components. The following table summarizes the components of comprehensive income under U.S. GAAP for the years ended March 31, 2010, 2009 and 2008:

	Thousands of Yen			Thousands of U.S. Dollars
Comprehensive income	2010	2009	2008	2010
Net income in accordance with U.S. GAAP	¥3,423,636	¥2,913,358	¥2,612,870	$36,813
Unrealized gain (loss) on available-for-sale securities (net of tax)	46,261	(47,332)	(171,328)	498
Employees’ retirement benefits (net of tax)	646,288	(1,064,369)	(657,344)	6,949

Total comprehensive income	¥4,116,185	¥1,801,657	¥1,784,198	$44,260

The analysis of changes in shareholders’ equity under U.S. GAAP is as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Shareholders’ equity at beginning of year	¥15,651,293	¥15,844,514	¥14,180,378	$168,293
Comprehensive income	4,116,185	1,801,657	1,784,198	44,260
Purchases of treasury stock			(125,090)
Cash dividends	(4,394,328)	(2,000,494)		(47,250)
Noncontrolling interests	5,897	5,616	5,028	63

Shareholders’ equity at end of year	¥15,379,047	¥15,651,293	¥15,844,514	$165,366

The following is a summary of the significant adjustments made to equity and net income to reconcile the Japanese GAAP results with U.S. GAAP. The paragraphs below refer to the corresponding items set forth above.

a.	Business Combinations

Under Japanese GAAP, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations” in October 2003 which is effective for fiscal years beginning on or after April 1, 2006. Before this statement, there was no specific accounting standard addressing accounting for business combinations; therefore, companies followed common business practices dictated by the Commercial Code of Japan (the “Code”).

Under the purchase method generally applied by Japanese companies, goodwill is measured as the excess of cost over carrying values of the individual assets acquired and liabilities assumed at the acquisition date. Subsequently, the goodwill is amortized on a straight-line basis over a number of years that may vary, depending on the nature of the acquired business.

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the purchase method as defined in ASC 805, “Business Combinations.” ASC 805 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the difference between the cost of an acquired company and the fair value of the acquired net assets recorded as goodwill. Also, after the adoption of ASC 350, “Intangibles—Goodwill and Other,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.

In 2000, the Company purchased 100% of the outstanding common stock of KK Kizembo (“Kizembo”). In December 2005, the Company purchased 100% of the common stock of Yamato Corporation (“Yamato”). In July 2002, the Company purchased 100% of the common stock of Atlas Co. (“Atlas”) which owned 52.8% of the common stock of Mefos Co. (“Mefos”); subsequently, Atlas acquired in a series of step acquisitions the remaining 47.2% of common stock of Mefos by December 2005.

In March 2006, the Company and Atlas merged, leaving the Company as the surviving entity. As a result of the merger, the Company directly held 100% of the common stock of Mefos. Under Japanese GAAP, and in line with the Code, the Company consolidated the net carrying amount of the assets and liabilities of Mefos and wrote off the unamortized amount of goodwill related to the previous acquisition of Atlas and its subsidiary, Mefos.

Under U.S. GAAP, the March 2006 merger between the Company and Atlas was accounted for as a transfer of net assets or equity interests between the entities under common control. Such transfer is accounted for by the receiving entity at the carrying amounts, including goodwill in the accounts of the transferring entity at the date of the transfer. Consequently, the one-time accelerated goodwill amortization charge is reversed for U.S. GAAP reporting purposes.

On November 1, 2007, the Company completed its merger with Yamato. For the year ended March 31, 2008, the Company changed the reporting period for Yamato to include results through March 31. Refer to Note 15.f, Change in fiscal year end.

On April 1, 2008, the Company completed its merger with its wholly owned subsidiaries, Kizembo and AIM Dining Support Co., Ltd. All assets and liabilities of these entities were transferred to the Company at the appropriate carrying amount and there is no impact on the Company’s consolidated financial statements.

Goodwill:

The following table presents the carrying amount of goodwill under Japanese GAAP and U.S. GAAP as of March 31, 2010 and 2009:

	Thousands of Yen					Thousands of U.S. Dollars
	2010					2010
	Japanese GAAP			U.S. GAAP		Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)		¥332,018	¥332,018	$5,193	$(5,193)		$3,570	$3,570
Mefos	6,175,740	(5,161,116)	¥1,014,624	1,875,532	860,908	66,406	(55,496)	$10,910	20,167	9,257
Yamato	2,982,465	(1,791,042)	1,191,423	2,112,419	920,996	32,069	(19,258)	12,811	22,714	9,903

Total	¥9,641,140	¥(7,435,093)	¥2,206,047	¥4,319,969	¥2,113,922	$103,668	$(79,947)	$23,721	$46,451	$22,730

	Thousands of Yen
	2009
	Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)		¥332,018	¥332,018
Mefos	6,175,740	(5,041,748)	¥1,133,992	1,875,532	741,540
Yamato	2,982,465	(918,073)	2,064,392	2,112,419	48,027

Total	¥9,641,140	¥(6,442,756)	¥3,198,384	¥4,319,969	¥1,121,585

Note: The accumulated amortization expense for Yamato as of March 31, 2010 consists of the accumulated amortization expense for goodwill amounting to ¥1,212,986 thousand ($13,042 thousand), and the impairment charge recorded under Japanese GAAP during the year ended March 31, 2010 amounting to ¥578,056 thousand ($6,216 thousand). Under Japanese GAAP, the impairment loss of Goodwill was included in OTHER INCOME (EXPENSES).

For U.S. GAAP reporting purposes, prior to March 31, 2006, the Company recognized goodwill impairment in connection with the acquisition of Atlas and its subsidiary, Mefos.

For U.S. GAAP reporting purposes, the goodwill recognized in connection with the Kizembo acquisition was amortized for those periods prior to the adoption of ASC 350. For the years ended March 31, 2010, 2009 and 2008 the net income reconciliation item related to goodwill represents the reversal of the goodwill amortization charge amounting to ¥414,281 thousand ($4,455 thousand), ¥414,281 thousand and ¥444,464 thousand, respectively, recorded under Japanese GAAP.

Under Japanese GAAP, the estimated aggregate amortization expense for goodwill for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2011	¥317,938	$3,419
2012	317,938	3,419
2013	317,938	3,419
2014	317,938	3,419
2015	317,938	3,419

Adjustment to intangible assets:

Under Japanese GAAP, the Company did not recognize identifiable intangible assets, other than goodwill, as part of purchase price allocation in a business combination.

In connection with the above-mentioned acquisitions, under U.S. GAAP, the Company recognized identifiable intangible assets and when applicable amortized those over the expected economic life of each intangible asset. The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets acquired in the above-mentioned business combinations as of March 31, 2010 and 2009:

	Thousands of Yen						Thousands of U.S. Dollars
	2010			2009			2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer contracts	¥7,366,836	¥(2,337,819)	¥5,029,017	¥7,366,836	¥(1,920,562)	¥5,446,274	$79,213	$(25,138)	$54,075
Trademarks	361,723		361,723	361,723		361,723	3,890		3,890

Total	¥7,728,559	¥(2,337,819)	¥5,390,740	¥7,728,559	¥(1,920,562)	¥5,807,997	$83,103	$(25,138)	$57,965

For the years ended March 31, 2010, 2009 and 2008 the net income reconciliation item related to intangible assets represents the intangible assets amortization charge recognized under U.S. GAAP amounting to ¥413,392 thousand ($4,445 thousand), ¥413,392 thousand and ¥413,392 thousand, respectively.

Customer contracts are being amortized on a straight-line basis over periods of 14 to 20 years. Trademarks are not amortized but are tested for impairment at least annually, as well as on an interim basis if events or changes in the circumstances indicate that the trademarks might be impaired.

Under U.S. GAAP, the estimated aggregate amortization expense for intangible assets acquired for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2011	¥413,921	$4,451
2012	413,921	4,451
2013	413,921	4,451
2014	413,921	4,451
2015	413,921	4,451

Other adjustments in connection with business combinations:

The following table represents a summary of other adjustments in connection with the Yamato business combination as described above as of and for the years ended March 31, 2010, 2009 and 2008:

	Thousands of Yen					Thousands of U.S. Dollars
	2010		2009		2008	2010
	As of March 31, 2010	Year Ended March 31, 2010	As of March 31, 2009	Year Ended March 31, 2009	Year Ended March 31, 2008	As of March 31, 2010	Year Ended March 31, 2010
Deferred revenue recognized under U.S. GAAP not recognized under Japanese GAAP, and amortization of deferred revenue (1)	¥(7,793)	¥18,681	¥(26,474)	¥32,825	¥50,885	$(84)	$201
Insurance reserve (2)					(76,898)
Miscellaneous items, net	(24,423)		(24,423)			(262)

Total	¥(32,216)	¥18,681	¥(50,897)	¥32,825	¥(26,013)	$(346)	$201

(1)	Under Japanese GAAP, Yamato, the acquired company, had arrangements that required Yamato’s customers to pay a certain amount of revenue at the start of the contract prior to the acquisition date. These up-front payments were characterized as non-refundable and were related to services to be provided in future years. Yamato recognized these payments as revenue on a cash received basis. Under U.S. GAAP, the up-front payments are deferred over the longer of the contractual life of an arrangement or the customer relationship life. In addition, if the balance sheet of an acquired entity immediately before the acquisition date includes deferred revenue, the acquiring entity is required to recognize a liability if such deferred revenue represents a legal obligation assumed by the acquiring entity. The amount assigned to that liability is based on its estimated fair value at the acquisition date.
(2)	Insurance reserve represents certain reimbursable payments made by Yamato to insurance companies. Following the Japanese tax law, the Company expensed these payments as incurred and recorded the reimbursement as income when it is received. For U.S. GAAP reporting purposes, the Company considered these reimbursable insurance payments to be part of the net assets acquired, which are fair-valued at the acquisition date for purchase accounting purposes. During the year ended March 31, 2008, these reimbursable payments were expensed due to the termination of the related insurance contracts.

Business combinations adjustments summary:

The following table summarizes the U.S. GAAP adjustments related to the above-mentioned business combinations:

	Thousands of Yen					Thousands of U.S. Dollars
	2010		2009		2008	2010
	As of March 31, 2010	Year Ended March 31, 2010	As of March 31, 2009	Year Ended March 31, 2009	Year Ended March 31, 2008	As of March 31, 2010	Year Ended March 31, 2010
Goodwill	¥2,113,922	¥992,337	¥1,121,585	¥414,281	¥444,464	$22,730	$10,670
Intangible assets	5,390,740	(417,257)	5,807,997	(413,392)	(413,392)	57,965	(4,487)
Land, deferred revenue, and other fair value adjustments	(32,216)	18,681	(50,897)	32,825	(26,013)	(346)	201

Total	¥7,472,446	¥593,761	¥6,878,685	¥33,714	¥5,059	$80,349	$6,384

b.	Accrued Vacation

Japanese GAAP does not specifically require a company to accrue liabilities for future compensated absences (short-term employee benefits). Under U.S. GAAP, in accordance with ASC 710, “Compensation—General,” absences such as vacations are accrued when earned by employees.

As disclosed in Note 2.a, the Company sold its wholly owned subsidiary, Any, with gains of ¥424,557 thousand in accordance with Japanese GAAP and ¥443,922 thousand in accordance with U.S. GAAP. The difference in gains from the sale between Japanese GAAP and U.S. GAAP amounting to ¥19,365 thousand consisted mainly of the difference arising from different accounting for accrued vacation of ¥18,564 thousand.

c.	Employees’ Retirement Benefits

Japanese GAAP and U.S. GAAP follow similar principles in accounting for retirement benefit obligations; however, there are several differences in the detailed application of these principles.

Under Japanese GAAP, the Group adopted the accounting standard for retirement benefits as of April 1, 2000. Upon adoption, an election to amortize the transition obligation over a 5 to 12 year period was made.

The following represent the most relevant differences between Japanese GAAP and U.S. GAAP in connection with assumptions used to calculate the pension liability:

(1)	Unlike U.S. GAAP, there is no corridor approach under Japanese GAAP but it includes the consideration of materiality with regard to the selection of assumptions to determine past benefit obligations and therefore the resulting recognition of actuarial differences.

(2)	Under Japanese GAAP the prior service cost of ¥289,985 thousand ($3,118 thousand), which was recognized as a result of the pension plan amendment, was included in net periodic pension cost entirely in the year ended March 31, 2010. Under U.S. GAAP, the prior service cost was recognized as a charge to other comprehensive income at the date of amendment and amortized as a component of net periodic pension cost over the average remaining service period. As of March 31, 2010, unamortized prior service cost of ¥272,521 thousand ($2,930 thousand) was included in accumulated other comprehensive income.

(3)	Under Japanese GAAP, to discount benefit obligations, the Company used to be able to use average interest rates over a certain period, as such, the discount rate was not necessarily the rate prevailing on the balance sheet date. This introduced a smoothing effect that is not accepted under U.S. GAAP. However, due to the amendment of related Japanese GAAP, for the year ended March 31, 2010, there is no significant difference between Japanese GAAP and U.S. GAAP with regard to the discount rate used to derive the benefit obligations. In addition, it is acceptable to select the same discount rate as the prior year under Japanese GAAP as long as there would be minor difference between the projected benefit obligations estimated using the rate as of the balance sheet date and the one estimated using the prior year’s rate. However, there is no such exception under U.S. GAAP. See Note 2.k for further details.

The liability for employees’ retirement benefits at March 31, 2010 and 2009 under U.S. GAAP consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Projected benefit obligation	¥(8,284,695)	¥(8,126,461)	$(89,082)
Fair value of plan assets	5,912,500	4,838,456	63,575

Net liability under U.S. GAAP	(2,372,195)	(3,288,005)	(25,507)

Net liability under Japanese GAAP:
Employees’ retirement benefits	(1,266,139)	(1,188,412)	(13,614)
Prepaid pension costs	334,701	149,648	3,599

Total	(931,438)	(1,038,764)	(10,015)

Equity reconciliation item	¥(1,440,757)	¥(2,249,241)	$(15,492)

Under Japanese GAAP, it is not required to recognize the overfunded or underfunded status of a defined benefit postretirement plan in the statement of financial position. Under U.S. GAAP, the gains or losses and prior service costs that arise during the period but are not recognized as components of net periodic benefit cost are recognized as a component of other comprehensive income, after net of tax.

Under U.S. GAAP, the components of net periodic benefit costs for the years ended March 31, 2010, 2009 and 2008 are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Service cost	¥652,579	¥607,392	¥598,496	$7,017
Interest cost	117,435	142,156	133,051	1,263
Amortization of prior service cost	(17,033)			(183)
Expected return on plan assets	(96,125)	(117,188)	(134,643)	(1,034)
Recognized actuarial gain	113,417		(8,198)	1,219

Net periodic benefit costs under U.S. GAAP	770,273	632,360	588,706	8,282
Net periodic benefit costs under Japanese GAAP	495,331	624,721	482,262	5,326

Net income reconciliation item	¥274,942	¥7,639	¥106,444	$2,956

The U.S. GAAP assumptions used for the years ended March 31, 2010, 2009 and 2008 are set forth below:

	2010	2009	2008
Discount rate	1.50%	1.50%	2.00%
Expected rate of return on plan assets	2.0%	2.0%	From 2.0% to 2.5%
Amortization period of prior service cost relating to the plan amendment	12 years
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

d.	Asset Retirement Obligation

Previously under Japanese GAAP, the Group did not recognize any liability for future legal obligations for asset retirement associated with the restoration of leased properties to return them to their original condition because there was no specific requirement. From the year ended March 31, 2010, the Group recognizes liability for future legal obligation in accordance with new standard issued by ASBJ as noted in Note 2.m. Under U.S. GAAP, ASC 410, “Asset Retirement and Environmental Obligations,” requires a company to record a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset, at its fair value. Such obligation generally includes provisions under a lease agreement to remove asset placed in service at the leased premises or improvements made to the leased property during the lease term.

The Group leases several corporate and regional offices and has installed leasehold improvements, such as partitions, counters and phone systems, in these leased properties. Most lease agreements in Japan require the lessee to restore the leased property to its original condition, including removal of the leasehold improvements the lessee has installed when the lessee moves out of the leased property. As a result, the Group will incur certain future costs for the restorations that are required under the lease agreements.

The Group has reviewed the assumptions used to calculate its asset retirement obligations and decided to change the estimated average asset retirement cost per “tsubo” (equivalent to 3.3 square meters) from ¥30 thousand to ¥20 thousand during the year ended March 31, 2008. Under the provisions of ASC 250, “Accounting Changes and Error Corrections,” a change in the assumptions used to calculate asset retirement obligations is treated as a change in accounting estimate. The effect of this change has been reflected on a prospective basis beginning April 1, 2007.

The following represents the changes in asset retirement obligations for the years ended March 31, 2010 and 2009:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2009	2010
Asset retirement obligations at beginning of year	¥(81,481)	¥(78,698)	$(876)
Revision to estimate	(4,454)	(1,177)	(48)
Additions to asset retirement obligations	(2,223)	(5,559)	(24)
Liabilities settled during the year	2,200	4,999	24
Accretion of discount	(1,133)	(1,046)	(12)

Asset retirement obligations at end of year	¥(87,091)	¥(81,481)	$(936)

The following table presents asset retirement costs, accumulated depreciation of asset retirement costs, asset retirement obligations, and related expenses in connection with the Group’s real estate leases as of and for the years ended March 31, 2010, 2009 and 2008:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Asset retirement costs		¥74,737
Accumulated depreciation of asset retirement costs		(23,860)
Asset retirement obligations		(81,481)

Asset retirement obligations, net		¥(30,604)

Reversal of asset retirement costs recognized under Japanese GAAP			¥24,554
Asset retirement costs—depreciation expense		¥(8,010)	4,340
Asset retirement obligations—accretion expense		(1,046)	4,781
Impairment loss		(445)	(827)
Other income	¥30,604	4,999	7,636	$329

Asset retirement obligation impact on net income before income tax	¥30,604	¥(4,502)	¥40,484	$329

Other income for the year ended March 31, 2010 mainly consists of a reversal of asset retirement costs for the prior years, which were expensed in the year ended March 31, 2010 under Japanese GAAP as a result of adoption of new standard as noted in Note 2.m.

e.	Capital Leases

Previously, Japanese GAAP permitted finance leases that do not transfer ownership of the leased property to a lessee were accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the notes to the lessee’s financial statements. However, as explained in Note 2.l, the new accounting standard for lease required the Company to capitalize all finance leases on its consolidated balance sheet.

Finance leases that do not transfer ownership and whose commencement day falls prior to the first year of implementation of this accounting standard may continue to be accounted for as an operating lease with requires pro forma disclosure in the notes in accordance with an exception rule in the new accounting standard. Refer to Notes 2.l and 9.

U.S. GAAP requires the application of ASC 840, “Leases,” in order to determine whether a lease should be classified as an operating or capital lease. The Group analyzed its leases in accordance with the criteria specified in ASC 840 and determined that certain of its leases should be capitalized.

The Company sells certain vending machines to third-party leasing companies and, at the same time, enters into agreements to lease back the machines. Such transactions have been accounted for as a sale and an operating lease under Japanese GAAP, while, under U.S. GAAP, they have been accounted for as a sale and capital lease as the lease term equals or exceeds 75% of remaining estimated economic life of the leased asset.

The following table presents a summary of the differences between Japanese GAAP and U.S. GAAP for lease-related assets and liabilities as of March 31, 2010 and 2009, and income statement related information for the years ended March 31, 2010, 2009 and 2008:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Machinery and equipment	¥75,871	¥63,873		$816
Furniture and fixtures	1,793,570	1,903,236		19,286
Other assets	259,483	397,836		2,790
Accumulated depreciation	(1,460,658)	(1,391,523)		(15,706)
Lease liabilities	(690,515)	(1,008,488)		(7,425)
Other long-term liabilities	1,027	2,809		11

Net impact on shareholders’ equity	¥(21,222)	¥(32,257)		$(228)

Reversal of operating lease expense	¥541,293	¥587,382	¥561,656	$5,820
Lease asset depreciation under U.S. GAAP	(507,395)	(558,217)	(534,182)	(5,456)
Lease related interest expense under U.S. GAAP	(22,863)	(28,680)	(28,892)	(245)

Lease related impact on net income before income tax	¥11,035	¥485	¥(1,418)	$119

Other than the above lease-related assets and liabilities, lease assets of ¥229,454 thousand ($2,467 thousand) and lease liabilities of ¥190,075 thousand ($2,044 thousand) were capitalized on the balance sheet as of March 31, 2010 in accordance with Japanese GAAP, which were consisted of furniture and fixtures.

f.	Change in Fiscal Year End

Until the year ended March 31, 2007, the Company consolidated its wholly owned subsidiary, Yamato on a 68-day lag corresponding to Yamato’s year end of January 20. During the year ended March 31, 2008, Yamato’s fiscal year end was changed to March 31. In accordance with Japanese GAAP, for the year ended March 31, 2008, the Group eliminated the lag and consolidated the results of operations and cash flows for Yamato for the period from January 21, 2007 to March 31, 2008. Under U.S. GAAP, such change in reporting period is accounted for as a change in accounting principle and the financial statements are retroactively adjusted as if the change occurred at the beginning of the earliest period presented.

The effect of the change in fiscal year end on the balance of shareholders’ equity as of March 31, 2008 in accordance with U.S. GAAP was ¥90,799 thousand. The effect of change in fiscal year end on net income for the years ended March 31, 2008 was ¥94,277 thousand.

g.	Tax Effect of Adjustments

Accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with ASC 740, “Income Taxes.” Other than the deferred tax impact from the U.S. GAAP reconciliation items, there is no material difference in connection with accounting for income taxes resulting from the application of U.S. GAAP.

The following table illustrates the impact on the Japanese GAAP deferred tax assets and liabilities in the Group’s consolidated balance sheets as a result of the U.S. GAAP adjustments as of March 31, 2010 and 2009:

	Thousands of Yen			Thousands of U.S. Dollars
	2010			2010
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,941,748	¥135,176	¥2,076,924	$20,879	$1,454	$22,333
Non-current deferred tax assets	452,156	350,875	803,031	4,862	3,773	8,635
Non-current deferred tax liabilities		(1,149,624)	(1,149,624)		(12,362)	(12,362)

Net deferred tax assets	¥2,393,904	¥(663,573)	¥1,730,331	$25,741	$(7,135)	$18,606

	Thousands of Yen
	2009
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,999,429	¥135,075	¥2,134,504
Non-current deferred tax assets	554,468	352,384	906,852
Non-current deferred tax liabilities		(1,054,287)	(1,054,287)

Net deferred tax assets	¥2,553,897	¥(566,828)	¥1,987,069

h.	Cash and Cash Equivalents

In accordance with Japanese GAAP, the Group’s cash and cash equivalents consist of short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition. The Group also includes cash equivalent as a restricted cash deposit of ¥13,641 thousand as of March 31, 2009, which is to be used to buy back its own shares. There was no restricted cash deposit as of March 31, 2010.

Under U.S. GAAP, cash equivalents are defined as short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Additionally, restricted cash should be disclosed separately from cash and cash equivalents on the face of the balance sheet and should not be included in the cash total in the statement of cash flows.

The Group has presented the balance of the restricted cash deposit as an investing activity in the consolidated statements of cash flows as of March 31, 2010 and 2009 for U.S. GAAP reporting purposes.

The following table represents the Group’s condensed consolidated information related to the statement of cash flows under U.S. GAAP for the years ended March 31, 2010, 2009 and 2008:

	Thousands of Yen			Thousands of U.S. Dollars
	2010	2009	2008	2010
Net cash provided by operating activities	¥3,738,266	¥4,301,470	¥3,949,163	$40,196
Net cash (used in) provided by investing activities	1,246,374	(2,100,437)	(496,081)	13,402
Net cash used in financing activities	(4,443,176)	(2,574,422)	(3,361,149)	(47,776)

Net (decrease) increase in cash and cash equivalents	541,464	(373,389)	91,933	5,822
Cash and cash equivalents at beginning of year	8,235,611	8,609,000	8,517,067	88,555

Cash and cash equivalents at end of year	¥8,777,075	¥8,235,611	¥8,609,000	$94,377

Recent Accounting Pronouncements Adopted and to Be Adopted in Future Periods

U.S. GAAP

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109,” which is currently codified as ASC 740, “Income Taxes.” This ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted this ASC for the financial statement issued for fiscal year beginning on April 1, 2009. The adoption of this ASC had no material impact on the Company’s financial position and results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations,” which is currently codified as ASC 805, “Business Combinations.” This ASC establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805 also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. The Company adopted this ASC prospectively to business combinations for which the acquisition date is on or after the beginning of the fiscal year beginning on April 1, 2009. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—amendment of Accounting Research Bulletin No. 51,” which is currently codified as ASC 810, “Consolidation.” This ASC establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. The Company adopted this ASC for financial statements issued for fiscal year beginning on April 1, 2009.

Under Japanese GAAP, the Company classified its minority interests within equity. Under U.S. GAAP, minority interests were presented as a separate line item between long-term liabilities and shareholders’ equity. After the adoption of ASC 810, the Company classifies noncontrolling interests, which were previously referred to as minority interests, within equity and therefore the reconciliation from Japanese GAAP to U.S. GAAP is not necessary. As the presentation requirements of those provisions are applied retrospectively, the presentation of the prior years’ financial statements has been reclassified in conformity with the presentation of the current year financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” which is currently codified as ASC 855, “Subsequent Events.” This ASC distinguishes between the date that the financial statements are issued from the date that the financial statements are available to be issued and requires that the disclosure identify the date through which an entity has evaluated subsequent events on that basis. This disclosure should highlight that an entity has not evaluated subsequent events after that date. The Company adopted this ASC for fiscal year beginning on April 1, 2009. The adoption of this ASC had no impact on the Company’s financial position and results of operations. The Company evaluated all events and transactions after March 31, 2010 through November 24, 2010, the date on which the consolidated financial statements were available to be issued.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162,” which is currently codified as ASC 105, “Generally Accepted Accounting Principles.” This ASC establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this Statement, the board of directors will not issue new standards in the form of Statements, FSPs, or Emerging Issues Task Force (“EITF”) Abstracts. Instead, it will issue Accounting Standards Updates. All guidance contained in the Codification carries an equal level of authority. The GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and nonauthoritative. All nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. The Company adopted this ASC for financial statements issued for fiscal year beginning on April 1, 2009. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

In January 2009, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” which is currently codified as ASC 320, “Investments.” This ASC amends the existed impairment guidance to align it with the impairment guidance in ASC 320, “Investments—Debt and Equity Securities”. This ASC emphasizes that management’s judgment should be used as part of the impairment assessment process and also that management should take into account several qualitative and quantitative factors as part of its assessment. The Company adopted this ASC for fiscal year beginning on April 1, 2009. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

In April 2009, the FASB issued FSP SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets,” which is currently codified as ASC 350, “ Intangibles—Goodwill and other.” This ASC amends the factors that should be considered in developing extension assumptions used to determine the useful life of a recognized intangible asset under existed guidance. The Company adopted this ASC for financial statements issued for fiscal years beginning on April 1, 2009. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

In March 2008, the FASB issued EITF Issue No. 08-3, “Accounting by Lessees for Nonrefundable Maintenance Deposits,” which is currently codified as ASC 840, “Leases.” This ASC applies to the lessee’s accounting for maintenance deposits paid by the lessee under an arrangement accounted for as a lease that are refunded only if the lessee performs specified maintenance activities. This ASC concludes that such maintenance deposits shall be accounted for as a deposit asset. The Company adopted this ASC for financial statements issued for fiscal year beginning on April 1, 2009. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

In November 2008, the FASB issued EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations,” which is currently codified as ASC 323, “Investments—Equity Method and joint ventures.” This ASC clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The Company adopted this ASC for fiscal year beginning on April 1, 2009. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

In August 2009, the FASB issued Accounting Standard Update regarding the fair value measurements of liabilities, Accounting Standard Update No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” Under this guidance, in situations where a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using one of two prescribed valuation techniques. There is no requirement to consider transfer restrictions on the liability. This guidance is effective for the first interim and annual reporting periods beginning after August 26, 2009. The Company does not expect its adoption will have a material impact on its financial position and results of operations.

In January 2010, the FASB issued Accounting Standard Update requiring a new disclosure and clarifies existing disclosure requirements on fair value measurements, Accounting Standard Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” The guidance requires additional disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and activity in Level 3 fair value measurement. This guidance also clarifies existing disclosure requirements regarding level of disaggregation and valuation inputs and techniques. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for interim and annual reporting periods beginning after December 15, 2010. Early adoption is permitted. The Company does not expect its adoption will have a material impact on its financial position and results of operations.

In October 2009, the FASB issued Accounting Standard Update regarding the accounting for multiple-deliverable arrangements, Accounting Standard Update No. 2009-13, “Revenue Recognition (Topic 605).” The guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The amendments in this guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the potential impact from adopting this guidance on its financial position and results of operations.

Japanese GAAP

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement Obligations.” The new standard and related implementation guidance clarify the definition of an asset retirement obligation; describe the accounting treatment that recognizes an asset retirement obligation as a liability and the related asset retirement cost as a tangible fixed asset, as well as the disclosure requirements related to asset retirement obligations. The Company early adopted the standard and its implementation guidance for fiscal year beginning on April 1, 2009. For the impact of adoption, see Note 10.

In July 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 19, “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3).” The standard removed the allowance to use an average discount rate based on bond yields over a certain period. The standard requires the use of the discount rate prevailing at the period end. The Company adopted the standard for fiscal year beginning on April 1, 2009. The adoption of this standard had no impact on the Company’s financial position and results of operations.

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 10, “Accounting Standard for Financial Instruments” and ASBJ Implementation Guidance No. 19, “Guidance on Disclosures about Fair Value of Financial

Instruments.” This standard and related implementation guidance expands the disclosure requirements relating to the fair value measurements of financial instruments. The Company adopted this standard and implementation guidance for the fiscal year beginning on April 1, 2009. For expanded disclosure, please see Note 11.

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 17, “Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” and ASBJ Guidance No. 20, “Guidance on Accounting Standard for Disclosures about Segments of an Enterprise and Related Information.” The new standard and related implementation guidance adopt the management approach to determine operating segments. Additionally, the standard and its implementation guidance clarify the aggregation criteria and the quantitative thresholds to determine the reporting segments and also provide the related disclosure requirements. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2011. The Company believes that the adoption of ASBJ Statement No. 17 and ASBJ Guidance No. 20 will not have a significant impact on its consolidated financial position and results of operations.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 7, “Revised Accounting Standard for Business Divestitures.” The standard prescribes the accounting treatment for corporate divestitures and business transfers for the transferor in order to provide consistency with the revised Accounting Standards of “Business Combination”. This standard is applied to corporate divestitures and business transfers which occur on or after April 1, 2010. It is not prohibited to apply this standard for a corporate divestiture or business transfer that occurs during the fiscal year beginning on or after April 1, 2009. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 7 on its consolidated statement of financial position and statement of income.

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 16, “Accounting Standard for Equity Method of Accounting for Investments” and Practical Issue Task Force (“PITF”) No. 24, “Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method.” This new standard and PITF require the accounting policies applied by an entity, its subsidiaries and its equity method investees should be consistent with each other. This standard and PITF are applied to fiscal years beginning on or after April 1, 2010. Earlier adoption is permitted. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 16 and PITF No. 24 on its consolidated statement of financial position and statement of income.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 21, “Accounting Standard for Business Combinations.” This new standard amends “Accounting Standard for Business Combinations” (issued in 2003) partially. The amendments include (1) abolishment of pooling of interests method, (2) measurement date of fair value of shares in a share exchange, (3) determination of the purchase price of the acquired company in a step acquisition, (4) accounting treatment of negative goodwill and (5) accounting in process research and development costs. The accounting standard is to be applied for business combinations and business divestitures which are performed on or after April 1, 2010. It is not prohibited to apply this standard to the first business combination or business divestiture occurring during the fiscal years beginning on or after April 1, 2009. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 21 on its consolidated statement of financial position and statement of income.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 22, “Accounting Standard for Consolidated Financial Statements.” This new standard partially amends the “Consolidation Principle” issued in 1997 by abolishing the proportionate valuation method which allowed companies to value only their proportionate share of assets and liabilities in a subsidiary based on the company’s interest at fair value at the time of acquisition. This standard requires that companies must measure the total fair value of an entity including minority interests upon acquisition. This standard applies to business combinations and business divestitures which occur on or after April 1, 2010. Early adoption is permitted. The impact of this accounting standard will depend on whether the Company will have business combinations in the future.

In December 2009, the ASBJ issued Accounting Standard—ASBJ Statement No. 24, “Accounting Standard for Accounting Changes and Error Corrections” and the ASBJ Implementation Guidance No. 24, “Guidance on Accounting Standard for Accounting Changes and Error Corrections.” This new standard and implementation guidance clarify the treatment for retrospective applications to past financial statements when changes in accounting policies, changes in presentations and corrections of prior period errors are made, as well as the treatment for changes in accounting estimates, as required in the global accounting standards. This standard and implementation guidance apply to accounting changes and corrections of prior period errors which are made after the beginning of the fiscal year beginning on or after April 1, 2011. However, an entity shall apply requirements for disclosure of an impending change in accounting policy for the fiscal year beginning on or after April 1, 2011, if the entity has not yet applied a new accounting standard that has been issued but is not yet effective. The Company does not expect this standard and implementation guidance have a material impact on its consolidated statement of financial position and statement of income.

In June 2010, the ASBJ issued Accounting Standard—ASBJ Statement No. 25, “Accounting Standard for Presentation of Comprehensive Income.” This new standard states the presentation of comprehensive income and other comprehensive income on financial statements. This standard is effective for the consolidated financial statements relates to the period ending on or after March 31, 2012. Early adoption is permitted. The Company does not expect this standard has a material impact on its consolidated statement of financial position and statement of income.